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                                                                  Exhibit 23.1

The Board of Directors
FirstFederal Financial Services Corp and Subsidiaries:


We consent to incorporation by reference in the registration statements (No. 33-48246 and No. 33-87046) on Form S-8 of FirstFederal Financial Services Corp of our report dated January 27, 1997, relating to the consolidated financial condition of FirstFederal Financial Services Corp and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1996 annual report on form 10-K of FirstFederal Financial Services Corp.

Our report refers to the adoption of the provision of the Financial Accounting Standard Boards' Statements of Financial Accounting Standards Nos. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of, and 122, Accounting for Mortgage Servicing rights, in 1996.



/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
March 21, 1997